UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2016

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro Street, San Rafael, California	94901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2016, BioMarin Pharmaceutical Inc. (the “Company”) appointed David Pyott to its Board of Directors (the “Board”). The Board appointed Mr. Pyott to serve as a member of the Board’s Compensation Committee and Corporate Governance and Nominating Committee.

In connection with his election to the Board, on January 4, 2016 Mr. Pyott was granted an option to purchase 6,100 shares of the Company’s common stock with an exercise price of $104.92 and 2,100 restricted stock units (“RSUs”). The shares of common stock subject to the option grant and the RSU grant vest annually over three years.

As an independent director, Mr. Pyott will be entitled to receive the standard director fees paid to the Company’s independent directors, as described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2015.

The Company also intends to enter into an indemnification agreement with Mr. Pyott in the same form as the Company’s standard form indemnification agreement with its other directors, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 19, 2010.

There are no family relationships between Mr. Pyott and any director or other executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Pyott has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: January 7, 2016	By:	/s/ G. Eric Davis
G. Eric Davis Senior Vice President, General Counsel